Exhibit 99.8

Second Amended
Plan of Reorganization

Exhibit 5.06

Retained Claims
and Causes of Action

Plan Exhibit 5.06

Retained Claims and Causes of Action

and

Retained Causes of Action – Litigation Agent [Denoted with (*)]

POTENTIAL CLAIMS AND CAUSES OF ACTION BASED UPON §§ 544-548 RELATED TO TRANSFERS OF FUNDS

Transferee	Date of Transfer	Amount Transferred

Hunton & Williams	12/23/08	$16,687.29

R Systems International, Ltd.1	11/4/08	$44,577.50
	11/18/08	$25,000.00
	12/4/08	$25,000.00
	12/29/08	$45,250.00
	1/6/09	$88,700.00
		$228,527.50

Wavetrix, Inc.	11/5/08	$12,000.00
	12/2/08	$12,000.00
	1/6/09	$12,000.00
		$36,000.00

Ianace, Ernie P. (*)	2/1/2008	$5,000.00
	3/3/2008	$5,000.00
	4/1/2008	$5,000.00
	6/4/2008	$10,000.00
	6/18/2008	$8,000.00
		$33,000.00

Ianace, Pete E. (*)	11/14/2008	$10,372.77

_______________________
1 Under the Plan as proposed, R Systems is a service provider with an executory contract with the Debtor which is not currently being assumed.  However, if assumed, assumption functionally removes the prospect that any payments made with in 90 days can be recovered as preference.   For the purposes of the Plan and the Interest Acquisition Auction, as well as for determining if the Chapter 7 test of Section 1129 is met, the potential cause of action is noted.

Retained Claims and Causes of Action	Page 1 of 2

POTENTIAL CLAIMS AND CAUSES OF ACTION BASED UPON §§ 544-548 RELATED TO TRANSFERS OF OTHER PROPERTY OR INTERESTS OF THE DEBTOR

July 14, 2008 Addendum revising Software and Royalty License Agreement between Blideo, Inc. and the Debtor which: a) eliminated prohibition as to reverse engineering; b) defined “Technology” to include Source Code as part of license grant not prior limited Output Code; c) Updates and Upgrades by Licensee does not need consent of Debtor Licensor; d) Product Maintenance Fee of $700,000 payable at $5,833 per month is deleted, among other points – for grossly insufficient value received in return of – Licensor support is limited to 6 months versus Second Tier Support for term of license.

POTENTIAL CLAIMS AND CAUSES OF ACTION BASED UPON ANY COGNIZABLE THEORY UNDER OTHERWISE APPLICABLE STATE OR FEDERAL LAW WHICH THE DEBTOR EITHER PRIOR TO OR BECAUSE OF FILING FOR RELIEF UNDER TITLE 11 OF THE U.S. CODE HAS THE AUTHORITY TO BRING:

Any and all causes of action against former officers and directors, as well as any former auditors or counsel with regard to potential claims for rescission of stock purchases which were made on account of failure to comply with applicable state and federal securities law, if any, as well as any claims against same relative to irregularities and improprieties which occurred during their tenure as providers to the Debtor with regard to compliance with any applicable securities law, be it state or federal. (*)

Any claims for breach of any fiduciary duty as against former officers and directors of the Debtor. (*)

Any claims of any shareholders of the Debtor which may be deemed to be property of the Debtor’s estate by virtue of such claims being applicable to multiple parties on account of any asserted securities violation, be it state or federal –but excluding any claims personal to any specific shareholder. (*)

Any claims for violations by CFM Capital Limited and Peter Leighton of continuing confidentiality obligations regarding trade secrets, intellectual property, etc as defined in the Consulting Agreement as “Confidential Information”.

Any claims for violations by CFM Capital Limited and Peter Leighton with regard to the registration of a URL in the name of VUELive.com while Mr. Leighton was, through CFM Capital, the President and Director of the Debtor, in the name of his wife Eleanara Leighton.

Any claims against CFM Capital Limited, Knight Enterprises, Ltd. and/or Peter Leighton with regard to the transfer of $100,000 on or about May 2007. (*)

Retained Claims and Causes of Action	Page 2 of 2